Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 14, 2021 (except for the immaterial error correction discussed in Note 2, as to which the date is June 24, 2021), with respect to the consolidated financial statements of Volta Industries, Inc. contained in the Proxy Statement/Prospectus, filed on August 2, 2021, relating to the Registration Statement on Form S-4 (File No. 333-256173), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

San Francisco, California

November 2, 2021